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                                                                    Exhibit 10.3


                    CONTRACT FOR DETAIL ENGINEERING SERVICES

                               NW ETHANOL, L.L.C.

This contract engages Gaylor Engineering (Engineer), 400 Douglas Avenue, Suite C, Dunedin, FL 34698, to provide Consulting Engineering Services in connection with the process design and related services for a 30 million gallon per year motor fuel grade ethanol plant to be located near Hicksville, Ohio for Northwest Ethanol.

The design will conform to BATF requirements in effect at the date of signing of this document. The design will conform to the Performance Specification (Exhibit
A). The fuel ethanol product will conform to ASTM D 4806-93a (Exhibit B).

Services provided by the Engineer shall include the following:

DETAIL DESIGN PACKAGE

The process shall be designed to operate on a feedstock of Number 2 yellow dent dry corn, and up to 28% moisture yellow corn. Process design will be performed, with emphasis on capital investment, operating cost and yield as directed by Owner. Engineer shall complete its services in a timely and efficient manner.

1.1 Development of material and energy balances for the process operation of the plant, from receipt of grain, to delivery of cooled, denatured motor fuel grade ethanol to tank(s); to delivery of WDG and DDGS to storage; and to scrubber CO2 and delivery of raw gas to fence of Pain Enterprises facility.

1.2 Development of detailed Process Flow Diagrams (PFD's) showing process equipment items, flow lines, and key point tabulation of flows, conditions and compositions of process streams, including utility and effluent flows for the ethanol plant. Quantities of chemicals and operating supplies, along with the respective process systems will be developed.

1.3 Development of Piping and Instrumentation Diagrams (P&ID's), showing process equipment, pipe sizes and specifications, insulation and tracing, valve sizes and specifications, process instrumentation, control valves and equipment safety devices.

1.4 Preparation of Equipment List, sizing and specifications. Drawing for fabricated equipment will include sufficient detail to allow fabricators to develop detailed design drawings in accordance with their own standard shop practices.

1.5 Preparation of Instrument List and specification(s) for process instrumentation. The specifications and details for tie-in to computer controls will be developed based on the selected vendor.

1.6  Assist in preparation of Computer Functional Specification.

1.7 Preparation of site and utility construction drawings. These plans will include paving, grading and drainage for full site. Drawings will also include water and sewer.

1.8 Preparation of layouts and elevations to indicate recommended arrangement of process areas and equipment within these areas. Prepare structural steel drawings based on these layouts.




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1.9  Preparation of process description, with key operating conditions.

1.10 Development of requirements (quality and quantity), both normal and peak load, for steam, process water, cooling water, electric power, compressed air, chemicals, and the quantity and characteristics of wastewater streams from the plant; for engineering contractors use in design of main storage facilities, utilities, services, and wastewater disposal. In addition, gaseous emissions information will be provided using generally accepted procedures to assist Owner in permit applications.

1.11 Advise and assist the Owner in the preparation of all forms, applications, filings, record keeping and correspondence required to obtain all necessary permits and authorizations to construct and operate the plant in accordance with all applicable Federal, State and local laws, ordinances and regulations. These shall include but not be limited to NPDES, air, water, wastewater, site, geothermal.

1.12 Prepare contract packages for site work, building, concrete, fermenters, mechanical, electrical and boiler island.

USE OF PLANS, DIAGRAMS, DRAWINGS

Owner shall have a one-time license to use, with respect to the Hicksville project, all maps, plans diagrams, drawings, specifications, and other instruments or materials prepared by Engineer pursuant to this contract, and Engineer shall provide Owner with copies of same upon request. Owner agrees to maintain the confidentiality of such maps, plans, diagrams, drawings, specifications, and other instruments or materials, and to disclose them to only such persons as necessary or appropriate to facilitate the construction and financing of the ethanol plant.

FEES AND PAYMENT

Engineer shall charge for services and out-of-pocket expenses hereunder a maximum fee of $800,000. Invoices shall be submitted monthly, with payment due upon receipt. The amount of each monthly invoice shall be calculated on a time and expense basis, with the hourly rate for time not to exceed $125. Invoices not paid within thirty days of date of issue shall be subject to an interest charge of 1% per month retroactive to the invoice date. Owner reserves the right to terminate the project at any time, with or without cause, by giving written notice of termination to Engineer, in which event Owner shall pay Engineer on a time and expense basis for services performed through the date of termination, and Owner shall owe no additional amounts to Engineer hereunder.

Engineer's initial work will focus on the site, general arrangement, building, fermenter designs, contracts and on permitting to insure early initiation of construction. Fees for these services and out-of-pocket expenses, which are included within the $800,000 cap, shall not exceed $100,000.

INSURANCE

Upon execution of this contract, Engineer shall provide proof of errors and omissions insurance in an amount of $1,000,000. Engineer shall also provide proof of liability insurance in an amount of $500,000.

WARRANTEES



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Engineer represents and warrants that it and its employees, consultants and agents to be retained in accordance with this contract have the expertise, experience, qualifications and ability to perform all its obligations under this contract properly and in accordance with all applicable laws and regulations, and that all services shall be provided by qualified technicians and personnel, properly supervised by Engineer. Furthermore, Engineer represents and warrants that all plans, specifications, drawings and all other documents and services provided pursuant to this contract and the process design shall comply with all applicable laws, statutes, building, zoning, safety and environmental codes, ordinances, rules and regulations affecting the process design.

Engineer warrants that its design for the production of ethanol, DDGS and WDG will be free from defects and that the completed process will perform in accordance with the specifications described in Exhibit A and the plans, specifications, drawings and other contract documents prepared for the project. Notwithstanding anything else in this agreement, Engineer makes no other warranties, express or implied.

Claims, disputes or other matters in question between the parties to this agreement or breach thereof shall be subject to and decided by arbitration in Clearwater, Florida in accordance with the construction industry arbitration rules of the American Arbitration Association currently in effect unless the parties mutually agree otherwise.

Unless otherwise agreed in writing, Engineer shall carry on the work and maintain its progress required by this contract during any arbitration proceeding, and the owner shall continue to make payments to Engineer in accordance with this agreement.

The award rendered by the arbitrator or arbitrators will be final, and judgement may be entered upon it in accordance with applicable law in any Florida court having jurisdiction thereof, with the loser of the arbitration paying all costs, including but not limited to reasonable attorneys fees.

PERSONAL LIABILITY

No member, director, officer, employee, or other agent of Owner shall be held to any personal liability under this contract, but rather Engineer shall look solely to Owner for performance of its obligations hereunder.

This contract is hereby entered into this 27th day of December, 2001.

NORTHWEST ETHANOL, L.L.C.

By: /s/ William A. Cleland
   -----------------------------------------
Title: President
Date  12/27/01



GAYLOR ENGINEERING

By:  /s/ Michael J. Gaylor
    ----------------------------------------
         MICHAEL J. GAYLOR, P.E.
Title: Owner
Date 01/02/02






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                                    EXHIBIT A

                                PROCESS GUARANTEE

Gaylor Engineering hereby represents and warrants that, upon its substantial completion of the ethanol plant described in the contract this Exhibit A is attached to, said plant shall meet the following specifications:

ETHANOL

Capacity:               30 million gallons per year denatured, basis 330
                        operating days

Specifications:    Denatured Ethyl Alcohol complying with ASTM D-4806-93a
                        (Exhibit B)

Steam Energy:           45,000 BTU's/gallon

Electrical Energy:      1.2 kwh/gallon

Yield: 2.65 gallons ethanol per bushel (56 lb.) #2 yellow dent corn, 61% starch content, as received.

WET DISTILLERS GRAINS WITH SOLUBLES

Specifications:    Commercially acceptable to the industry.

Moisture:               Maximum 72%

Dry Distillers Grains with solubles

Specifications:    27 to 32% protein

Moisture:               Maximum 12%

The above performance specifications are dependent on operating conditions that achieve an average fermenter ethanol content of 12% volumetrically, including availability of feedstock, cooling water, process water, steam and electricity in quantity and quality sufficient to supply specified ethanol quantity of product.

Upon completion of the plant, Engineer shall provide to Owner notice that the plant is ready for full operation and shall request that the Owner schedule a performance test. Request for the performance test shall be a certification by Engineer that the plant has been constructed in accordance with the design, specifications and drawings of Engineer.

Upon receipt of the notice, the owner shall schedule the performance test within thirty (30) days and shall advise Engineer accordingly. The performance test shall be considered successful if, for a three (3) day continuous run, the plant produces ethanol, WDG and or DDGS in conformance with the specifications described above. If the performance test is not successful, Engineer shall make such changes in its design that are necessary to satisfy the performance test for a three (3) day continuous run, the plant produces ethanol and WDG and DDGS in comformance with the specifications described above. If the performance




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test is not successful, Engineer shall make such changes in its design that are necessary to satisfy the performance test for three (3) continuous days and upon completing design modifications, the performance test shall be rescheduled. This procedure shall be followed until the performance test is successfully completed.

In the event that the failure to produce ethanol, WDG and or DDGS for three (3) consecutive days is the result of defects in the equipment or construction of the plant, not subject to Engineer's control, Engineer shall advise Owner of such, specifying the defect and the appropriate remedial remedies that the Owner should undertake. If the failure is the result of an act or omission within Engineer's control or scope of responsibility, Engineer shall notify Owner of the defect and appropriate remedies that Engineer will undertake. The responsible party shall promptly undertake such remedial action, and upon completion of such actions, a second performance test (or third, fourth, etc., if necessary) shall be undertaken.

Upon completion of a successful performance test, the warranty of the Engineer, as described above, shall be deemed satisfied.